Exhibit 99.1

Valassis Elects Wallace Snyder to its Board of Directors

Recognized Advertising Leader to Join Board

LIVONIA, Mich., Dec. 21 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI), the nation’s leading marketing services company, announced today the election of Wallace Snyder, American Advertising Federation (AAF) President & Chief Executive Officer, to the Valassis Board of Directors, effective Jan. 2, 2008.

Based in Washington, D.C., Snyder serves as the AAF’s chief spokesman and keeps well informed on advertising industry issues. Representing nearly 50,000 members — including 130 corporate members, 210 local ad federations and 210 college chapters — Snyder often testifies before federal and state lawmakers on issues of importance to the advertising industry. He also serves the industry as a board member of several national organizations, including The Ad Council, the Advertising Educational Foundation and the National Advertising Review Council, which oversees advertising self-regulation.

“A multi-cultural advertising and diversity champion, Wally brings a wealth of business and leadership experience to our board,” said Alan F. Schultz, Valassis Chairman, President and CEO. “His close network of clients, government officials, advertising agencies and media leaders, as well as his expertise regarding legal and Federal Trade Commission issues will be a tremendous asset to our shareholders and associates.”

Prior to joining the AAF, Snyder was associate director for advertising practices at the Federal Trade Commission’s Bureau of Consumer Protection, where he served as principal adviser to the FTC on advertising issues. Snyder also served as the FTC’s liaison officer to the Food and Drug Administration and worked on a number of congressional proceedings involving the FTC. A 16-year veteran of the FTC, Snyder joined the Commission as a trial attorney and was involved in litigation for a variety of cases. Before signing on at the FTC, Snyder spent two years as an officer in the US Army.

Snyder is a graduate of the University of Iowa, where he was elected student body president, and received his Juris Doctor degree from the University of Iowa College of Law. He is a member of the bar of the District of Columbia.

About Valassis

Valassis is the nation’s leading marketing services company, offering unique and diverse media platforms with the most comprehensive product and client portfolio in the industry. Valassis offers products and services including shared mail; solo mail; newspaper-delivered promotions such as inserts, sampling, polybags and on-page advertisements; in-store marketing; direct-to-door advertising and sampling; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; promotion planning; and analytic services. The company’s expansive product portfolio reaches over 100 million households each week. Valassis has relationships with more than 15,000 advertisers worldwide in various industries. Headquartered in Livonia, Michigan with approximately 7,000 associates in 29 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its Have You Seen Me?(R) missing child program. Valassis companies include ADVO, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

SOURCE

Valassis

CONTACT:

Mary Broaddus, Manager, Corporate Communications of Valassis, +1-734-591-7375, broaddusm@valassis.com